MDI, Inc.  Poises Organization for Rapid Growth in Construction and Real Estate Arenas

Strategic Realignment of Key Executives Includes Appointment of Chief Financial Officer and
Issuance of Inducement Grants

San Antonio, Texas – February 15, 2008 – MDI, Inc. (Nasdaq: MDII). With a focus on rapid expansion of its construction management, contractor and real estate investment activities, MDI today announced the realignment of its executive management team leveraging its operational strength and experience to maximize the expected rapid growth of the Company’s construction management, contractor and real estate investment activities.

The new management structure includes the dedication of Michael Sweet to the development and growth of the Company’s construction management and contractor activities. For the last year, Mr. Sweet has been performing the function of Chief Operating Officer and Chief Financial Officer, reporting directly to President and CEO, Collier Sparks. Under the realigned organization, Mr. Sweet will function exclusively as the Chief Operating Officer and Lori Jones has been hired as the Company’s new Senior Vice President and Chief Financial Officer.

As Chief Operating Officer, Mr. Sweet will dedicate his time and talent to expanding the Company’s construction management, contractor and real estate operations in the United States and in Mexico as the Company continues its rapid growth in managing construction-related projects and performing the function of a general contractor on and systems integrator for large construction projects. In October 2007, the Company purchased FAS Construction Management, Inc. and Mr. Sweet will be directly responsible for working with the management at FAS to grow that business significantly in 2008.  Additionally, the Company expects to be awarded more projects of the size and scope as the Staybridge Suites Hotel construction project where the Company has been selected as the general contractor for the construction of a Staybridge Suites Hotel in San Antonio valued at approximately $11 million. In addition, the Company’s Professional Services Group will provide the security and low voltage systems for the hotel. Construction is scheduled to begin next month upon completion of permitting activities.

“Sweet’s exclusive function as Chief Operating Officer is the natural next step in MDI’s growth as a company providing construction management and contractor services. His proven expertise in these areas will be invaluable as the Company continues on pace to expand its growth in the construction and real estate investment arenas,”commented Collier Sparks. “This is an important strategic decision that will optimize operations as we continue our growth around.”

Over the next three months the Company expects to enter into several large construction or real estate projects. Details will be provided as the Company consummates a transaction.

Other Key Executive Appointments

As part of the realignment, other key appointments include the appointment of Lori A. Jones as Senior Vice President and Chief Financial Officer. Ms. Jones reports to MDI President and CEO J. Collier Sparks, and will serve as an integral member of the company's management team. In this new role, Ms. Jones will be responsible for all of MDI's finance and accounting functions.

"Lori brings to MDI significant experience in both financial management and strategic business planning and a successful track record of managing finance and accounting functions in public and private companies," said Collier Sparks.

Ms. Jones served as Chief Executive Officer and acting Chief Financial Officer of Analytical Surveys, Inc. a publicly held energy company. She served as the Analytical Surveys' Chief Financial Officer from January 2003 until December 2004, when she assumed the position of CEO. From March 2001 to January 2003, Ms. Jones was a partner with Tatum CFO Partners LLP., a financial consulting company, where she provided senior financial advice to both small and medium-size firms. Prior to Tatum CFO Partners LLP, Ms. Jones served as chief financial officer of Billserv, Inc.  Ms. Jones is a C.P.A. and holds a M.B.A. from the University of Texas at San Antonio.

Also today, MDI awarded to Lori Jones an inducement grant pursuant to her employment agreement, dated February 4, 2008. The inducement grant was made pursuant to an exemption from NASDAQ's shareholder approval requirements under Section 4350(i)(1)(A)(iv) of the NASD Marketplace Rules, which require public announcement of inducement grants. The inducement grant consists of an option to purchase 400,000 shares of MDI's common stock. The option has a five-year term and an exercise price equal to $0.44. The option vests as follows: 12 ½ % shall vest on April 1, 2008 and is exercisable at any time thereafter and an additional 12 ½ % shall vest on the first day of each calendar quarter thereafter and is exercisable at any time thereafter. Additional information about the terms of the inducement grant can be found in MDI's report on Form 8-K filed today with the Securities and Exchange Commission.

About MDI, Inc. (NASDAQ: MDII)

MDI, Inc., companies deliver security technology products, services and training for high-security government, commercial and educational markets as well as comprehensive construction management solutions on an international scale. MDI companies include:

*            MDI Security Systems™
*            FAS Construction Management™
*            MDI Professional Services Group™ (PSG) and
*            The LearnSafe Initiative™

For more information on MDI or its diversified line of products and professional services, please visit www.mdisecure.com.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

Contact:
Richard A. Larsen, Esq.
MDI, Inc.
Richard.Larsen@mdisecure.com
(210) 582-2664